Exhibit 2.3

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE Agreement (this “Agreement”) is made effective as of September 16, 2019, by and among EVO Holding Company, LLC, a Delaware limited liability company (“Buyer”), EVO Transportation & Energy Services, Inc., a Delaware corporation (“Parent”), and the stockholders listed on Exhibit A hereto (each, individual, a “Seller” and, collectively, the “Sellers”). Buyer and the Sellers may be referred to individually in this Agreement as a “Party” and collectively as the “Parties.” Capitalized Terms used herein and not otherwise defined have the meanings given to such terms in Exhibit B attached hereto. Parent joins this Agreement solely to guaranty (a) the payment of any indemnification obligations of Buyer, and (b) the performance by Buyer of Buyer’s covenants set forth in this Agreement.

RECITALS

A. The Sellers own all of the issued and outstanding equity interests (collectively, the “Equity Interests”) of Johmar Leasing Company, LLC (the “Company”).

B. The Company owns vehicles and related assets for lease to freight trucking companies (the “Business”).

C. The Parties desire to enter into this Agreement whereby the Sellers propose to sell to Buyer, and Buyer proposes to purchase from the Sellers, all of the Equity Interests, such that Buyer will become the sole equity owner of the Company.

D. Each Seller will receive substantial financial benefit from the transaction set forth in this Agreement and understand that being parties to certain sections of this Agreement (including Section 3.5) is a condition to Buyer entering into this Agreement.

AGREEMENTS

In consideration of the representations, warranties, covenants, agreements, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I - SALE AND PURCHASE OF THE EQUITY INTERESTS

1.1 Exchange of Equity Interests. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell and deliver to Buyer, and Buyer shall purchase from each Seller, the Equity Interests set forth next to such Seller’s name on Exhibit A, free and clear of all Liens, for the consideration specified in Section 1.2.

1.2 Purchase Price; Payment.

(a) The aggregate purchase price to be paid by Buyer to the Sellers (the “Purchase Price”) will be an aggregate of Five Hundred Thousand Dollars and Zero Cents ($500,000.00) (the “Base Consideration”). In addition, Buyer will pay off aggregate Indebtedness of the Company in the amount of Three Million Three Hundred Fifty Thousand Six Hundred Sixty Eight Dollars and Fifty-Nine Cents ($3,350,668.59) in principal and accrued interest as of the Closing, as specifically set forth on Schedule 1.2.

(b) At the Closing, Buyer shall pay to Sellers an amount equal to the Base Consideration, with one-half of the Base Consideration paid to each Seller, by wire transfer of immediately available funds to an account or accounts designated by Sellers prior to the Closing Date.

1.3 Allocation of Purchase Price. The aggregate Purchase Price payable to the Sellers will be allocated among and paid to the Sellers as set forth on Exhibit A hereto.

Article II - CLOSING MATTERS

2.1 Closing. The closing of the purchase and sale of the Equity Interests contemplated by this Agreement (the “Closing”) will take place concurrently with the signing of this Agreement by exchanging faxed or e-mailed copies of signed documents. The date of the Closing is the “Closing Date” and the Closing will be deemed effective as of 11:59 p.m. local time on September ___, 2019 (the “Effective Time”).

2.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction of each of the following conditions:

(a) Consents. The Sellers will have obtained and delivered to Buyer all required third party consents, including the consents set forth on Schedule 2.2(a).

(b) Release of Liens. The Sellers will have obtained releases of all Liens, other than the Liens set forth on Schedule 2.2(b), on the assets of the Company and the Equity Interests. The Sellers will have delivered such payoff letters, discharges of Liens, releases of guarantees and other releases as are reasonably requested by Buyer at or prior to Closing.

(c) Closing Documents. At the Closing, the Sellers will have delivered, or will have caused to be delivered, to Buyer, all of the following documents:

(i) a certificate from the Secretary of the Company certifying the Organizational Documents of the Company;

(ii) a Certificate of Good Standing for the Company from the applicable Secretary of State;

(iii) the leases, in the form attached hereto as Exhibits C-1, C-2, and C-3, each executed by the landlord party thereto (collectively, the “Restated Leases”);

(iv) employment agreements, in the form attached hereto as Exhibit D, executed by Matthew Ritter and Michael Ritter, respectively (the “Employment Agreements”);

(v) certificates or other documents representing the Equity Interests, as well as such transfer documentation as shall be reasonably requested by Buyer;

(vi) written resignations of the officers and managers or members of the board of governors (or equivalent) of the Company, each duly executed by the appropriate parties;

(vii) the original record and minute books, equity ledgers and registers, and company seals, if any, of the Company;

(viii) a certificate of non-foreign status of the Sellers meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(ix) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request prior to Closing.

2.3 Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement on the Closing Date is subject to Buyer’s delivery to the Sellers copies of the following:

(i) resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement,

(ii) the Restated Leases executed by Buyer;

(iii) the Employment Agreements executed by Buyer;

(iv) all other agreements or instruments contemplated hereby and the consummation of the transactions contemplated hereby.

Article III – COVENANTS

3.1 Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar Taxes that may be incurred in connection with this Agreement, together with any and all penalties, interest, and additions to Tax with respect thereto will be paid by the Buyer.

3.2 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the cost and expense of the requesting Party.

3.3 Administration of Accounts. All payments and reimbursements received by the Sellers or any entity controlled by Sellers after the Closing Date from any third party in the name of the Company will be held by the Sellers or such entity in trust for the benefit of Buyer. Immediately upon receipt of such payment or reimbursement, the Sellers will pay to Buyer the amount of such payment or reimbursement without right of set-off, offset, or reduction of any kind.

3.4 Confidentiality. Each Seller agrees that Seller will not use, or permit the use of, any of the information relating to the Business, or relating to Buyer or Buyer’s Affiliates, furnished to such Seller in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to Buyer or Buyer’s Affiliates, or otherwise than in connection with the transaction, and that it will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit any other Person to Disclose, any of the Information to any individual or entity, other than its investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of his counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the Sellers will first obtain the recipients’ undertaking to comply with the provisions of this Section 3.4 with respect to such Information.

3.5 Non-Competition; Non-Solicitation; Non-Hire. As additional consideration for Buyer’s entry into this Agreement and consummation of the transactions contemplated hereby, and with the acknowledgement by the Sellers that Buyer would not enter into this Agreement without the benefit of the provisions set forth in this Section 3.5, each Seller agrees that the following restrictions on such Seller’s activities following the Closing Date are necessary, appropriate and reasonable to protect the Business and other legitimate interests of Buyer and its Affiliates:

(a) Non-Competition. For a period of five (5) years immediately following the Closing Date (the “Restricted Period”), each Seller agrees that such Seller will not, anywhere in the U.S., directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, invest in, own, manage, operate, finance, control, advise, render services as an employee, independent contractor, or otherwise, or guarantee the obligations of any Person engaged in or planning to become engaged in the Business, or any business engaged in by Buyer or its Affiliates; provided, however, that the ownership of less than two percent (2%) of the outstanding stock of any publicly traded company will not by itself be deemed to be a violation of this provision.

(b) Non-Solicitation. During the Restricted Period, each Seller will not, directly or indirectly, solicit the business of any Person who is a customer of the Business, or of Buyer or its Affiliates, or cause, induce, or attempt to cause or induce, any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer or its Affiliates to cease doing business with such parties, to deal with any competitor of Buyer or its Affiliates, or in any way interfere with its relationship with such parties, all of the foregoing as it relates to the Business.

(c) Non-Hire. During the Restricted Period, each Seller will not, directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, solicit, hire or engage in any capacity any employee of Buyer or its Affiliates (or any person or entity who was an employee of Buyer or its Affiliates within 12 months of the date such hiring or engagement occurs) or solicit or seek to persuade any employee of Buyer or its Affiliates to discontinue such employment.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 3.5 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 3.5 will be enforceable as so modified.

(e) Enforcement of Covenant. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 3.5 is an inadequate remedy. In recognition of the irreparable harm that a violation by the Sellers of any of the covenants, agreements or obligations arising under this Section 3.5 would cause Buyer or its Affiliates, the Sellers agree that in addition to any other remedies or relief afforded by law, a preliminary and permanent injunction against an actual or threatened violation or violations may be issued against the Sellers without showing actual monetary damages or posting of a bond or other security. In the event of an action to enforce the covenants in this Section 3.5, the prevailing Party will be entitled to be reimbursed by the other Party for reasonable attorney’s fees and other expenses incurred by the prevailing Party with respect to such enforcement action; provided, however, Buyer will be entitled to be reimbursed by the Sellers in the event a Seller challenges the enforceability or reasonableness of any of the provisions of this Section 3.5. Each of Buyer’s Affiliates will have the right to enforce the Sellers’s obligations set forth in this Section 3.5. In addition, in the event any Seller violates any provisions of this Section 3.5, then, in such event the period of the violation will be added to the Restricted Period set forth in such section.

3.6 Certain Tax Matters.

(a) Tax Returns. The Sellers will prepare, or cause to be prepared, and file, or cause to be timely filed, all Tax Returns for the Companies for all Tax periods ending on or prior to the Closing Date (such Tax Returns constituting the “Pre-Closing Tax Returns”). The Sellers will timely pay all Taxes due with respect to all Pre-Closing Tax Returns. The Sellers will provide any unfiled Pre-Closing Tax Returns to Buyer for review at least ten (10) Business Days prior to filing, and the Sellers will reflect any reasonable comments made by Buyer on such Tax Returns. Notwithstanding the foregoing, the Sellers will not cause the Companies to extend or amend any Tax Returns with respect to any Tax period ending on or prior to the Closing Date without the prior written consent of Buyer. Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Companies for all Tax periods beginning after the Closing Date. Buyer will timely pay all Taxes due with respect to all Tax periods beginning after the Closing Date, except that Sellers shall be responsible for that portion of any Taxes due for a Straddle Period as provided in Section 3.6(b).

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income, gain, payroll or receipts of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (with any net operating losses being first applied to the interim period ending on the Closing Date (to the extent available under applicable Law) and, therefore, first inuring to the benefit of the Sellers); and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period. The Sellers will timely pay all Taxes relating to that portion of the Straddle Period up to and including the Closing Date. Buyer will timely pay all Taxes relating to that portion of the Straddle Period after the Closing Date. If any Tax is due from the Sellers with respect to the portion of the Straddle Period ending on the Closing Date, the Sellers shall be provided with a copy of the applicable Tax Return and Buyer’s calculation and documentation of the Sellers’ portion of the Tax due. Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for any Straddle Period.

(c) Cooperation; Audit. After the Closing Date, Buyer and the Sellers will, and will cause their respective Affiliates to, cooperate in the preparation of all Tax Returns of the Company and will provide, or cause to be provided, to the requesting Party any records or other information requested by such Party in connection therewith. The Sellers, on the one hand, and Buyer, on the other hand, will give prompt notice to each other of any proposed adjustment to Taxes for the Pre-Closing Tax Period or the Straddle Period. Promptly upon receipt by either Party of any notification or indication (whether written or oral) from any taxing authority that it intends to investigate or audit any Tax Return of the Company for any Tax period ending on or prior to the Closing Date, the Party receiving such information will notify the other Party and convey such information to the other Party in writing. Each Party will cooperate with the other in connection with any Tax investigation, Tax audit, or other Tax proceeding; provided, however, Buyer will be entitled to represent the Company on any Tax investigation, Tax audit, or other Tax proceeding that arises after the Closing Date provided Buyer will allow the Sellers to reasonably participate at the Sellers’ own cost and expense to the extent such matter could reasonably result in an indemnification claim against the Sellers pursuant to this Agreement. A Party will be reimbursed for reasonable out-of-pocket expenses incurred in taking any action reasonably requested by the other Party or Parties under this Section 3.6(c); provided, however, that the foregoing will not alter any indemnification rights to which the Parties are entitled under this Agreement.

3.7 Release by Sellers. Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by the Sellers, each Seller hereby irrevocably releases and forever discharges the Company and Buyer, and their respective Affiliates, officers, managers, directors, members, partners (general or limited), agents, and employees, and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Released Parties”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which the Sellers ever had, now has or which the Sellers can, shall or may have, against the Released Parties, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company or its Affiliates, and arising at any time on or prior to the Closing Date, whether in the Seller’s capacity as an equityholder, director, manager, officer, employee, holder of Indebtedness or otherwise, and the Released Parties shall not have liability with respect thereto, provided, however, that such release shall not will not apply to obligations owing to the Sellers arising pursuant to the Transaction Documents.

3.8 Release by Company. Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, each of the Released Parties hereby irrevocably releases and forever discharges each Seller, and their respective Affiliates, partners (general or limited), agents, and employees, and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Seller Released Parties”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which the Released Parties ever had, now has or which the Released Parties can, shall or may have, against the Seller Released Parties, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company or its Affiliates, and arising at any time on or prior to the Closing Date.

3.9 D&O Claims. Notwithstanding anything herein to the contrary elsewhere in this Agreement, each Seller hereby agrees that he will not make any claim for indemnification against Buyer, Buyer Indemnified Parties, or the Company by reason of the fact that he was a controlling person, manager, director, officer, or representative of the Company.

Article IV - REPRESENTATIONS AND WARRANTIES OF
THE Sellers

The Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof except as set forth in the corresponding schedule of the disclosure schedules attached hereto (the “Disclosure Schedules”).

4.1 Organization and Qualification. The Company is a duly organized, validly existing limited liability company in good standing under the Laws of the state of its formation. The Company has all the requisite power, authority, and capacity to own, lease, and operate its assets and to carry on the Business as the same was and is now being conducted. The Company is qualified to transact business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect on the Company. The Sellers have heretofore delivered to Buyer complete and correct copies of the Company’s Organizational Documents now in effect, and the Company is not in default under or in violation of any provision of its Organizational Documents.

4.2 Power and Authority; Enforceability. The Sellers have all power and authority to enter into and consummate the transactions contemplated by this Agreement and any ancillary agreements (the “Transaction Documents”) to which they are a party. The execution and delivery of the Transaction Documents by the Sellers and the consummation of the transactions contemplated by the Transaction Documents to which the Sellers are a party have been duly authorized by all necessary action on the part of each Seller. The Transaction Documents have been duly executed and delivered by the Sellers, and such Transaction Documents constitute the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

4.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby: (a) violate or conflict with the Company’s Organizational Documents; (b) materially violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to the Company; or (c) except as set forth on Schedule 4.3, will result in a material breach of any of the terms or conditions of, or constitute a material default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which the Company or any Seller is a party or by which any of their respective properties or assets may be bound or affected. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not require any material authorization, consent, permission, waiver, approval, exemption or other material action by or notice to any Governmental Entity or other third party, under any Material Contract or Governmental Contract to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

4.4 Capitalization. The capitalization of the Company is as set forth on Schedule 4.4. The Equity Interests set forth on Schedule 4.4 constitute all of the outstanding Equity Interests of the Company and are validly issued, fully paid and non-assessable. There are (i) no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of any Company, respectively, or obligating the Company to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which the Company or the Sellers are a party or are bound with respect to the voting of any of the Equity Interests of the Company. Each Seller has good and valid title to and beneficial ownership in the Equity Interests set forth on Schedule 4.4 and such Equity Interests are free and clear of all Liens. Except as set forth on Schedule 4.4, the Company has no equity interest in any direct or indirect subsidiary.

4.5 Financial Statements; Undisclosed Liabilities and Defaults.

(a) The Company has delivered to Buyer the unaudited balance sheets of the Company as of December 31, 2018 and December 31, 2017 and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended. All of the foregoing financial statements are collectively referred to herein as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operation of the Company at the dates and for the periods indicated therein, except as otherwise may be indicated therein. The Company’s accounting practices have been consistently applied for all periods represented by the Financial Statements, except as otherwise may be indicated therein.

(b) The Company’s books of account and financial records are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. The Financial Statements have been prepared and presented based upon and in conformity with such books of account and financial records.

(c) Except as set forth on Schedule 4.5(c) or as and to the extent adequately accrued or reserved against in the unaudited balance sheet of the Company as of December 31, 2018, the Company does not have any Liability, Indebtedness or obligation which would be required by GAAP to be reflected in a balance sheet of the Company prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2018.

4.6 Intentionally Omitted.

4.7 Compliance with Laws.

(a) The Company is in compliance in all material respects with all applicable Laws with respect to the Business.

(b) The Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Governmental Entities (the “Permits”) required for the conduct of the Business and all such Permits are set forth on Schedule 4.7. The Company has complied with and is in compliance with the terms and conditions of such Permits in all material respects. The Company has not received any notices that it is in material violation of any of the terms or conditions of such Permits. The Company has taken all reasonable action to maintain such Permits. No loss or expiration of any such Permit is pending or threatened other than expiration in accordance with the terms thereof.

4.8 Claims. Except as set forth on Schedule 4.8 and except for claims covered by insurance or otherwise made in the ordinary course of business, there are no claims, actions, suits, inquiries, proceedings (including any arbitration proceedings), judgments, orders, awards, decrees, or investigations, pending or, to the Knowledge of the Company, threatened against the Company or any officer, director or employee thereof, or any Seller, in each case relating to the Business.

4.9 Title to Assets; Sufficiency. Except as set forth on Schedule 4.9, the Company holds good and marketable title to all of its property and assets, free and clear of any Liens, except Permitted Liens. No Person other than the Company has any right or interest in the assets of the Company, including the right to grant interests in the assets to third parties. The assets owned or leased by the Company are all those assets necessary to conduct the Business as presently conducted and will allow Buyer to continue to operate the Business in substantially the same manner immediately following the Closing Date. The equipment, machinery, fixtures, vehicles, computer hardware and furniture owned, leased or used by the Company is in good repair and operating condition (subject to ordinary wear and tear), and is suitable for the purposes for which it is used, and has been maintained in all material respects in accordance with the applicable manufacturer’s suggested maintenance procedures. All accounts and notes receivable of the Company represent amounts receivable for goods actually delivered or services actually provided (or in the case of notes and non-trade receivables, represent amounts in respect of other bona fide business transactions), to the Knowledge of the Company, are not subject to any defenses, counterclaims or rights of set off, have been billed and are generally due and payable within 30 days after billing, and subject to reasonable write-offs consistent with the prior experience of the company, will be fully collectible in the Ordinary Course of Business.

4.10 Indebtedness and Guarantees. Except as set forth on Schedule 4.10, the Company has no Indebtedness, and the Company does not guarantee the Indebtedness of any third party. Schedule 4.10 accurately states the outstanding balance of all Indebtedness as of the Closing Date. The sale of the Equity Interests pursuant to this Agreement is made in exchange for fair and equivalent consideration. The transactions contemplated by this Agreement and the agreements referenced in this Agreement will not give rise to any right of any creditor of the Company to accelerate the due date or alter the repayment terms of any Indebtedness of the Company. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not give rise to any right of any creditor of the Sellers whatsoever against Buyer or to any of the Equity Interests in the hands of Buyer after the Closing.

4.11 Material Contracts. Schedule 4.11 contains a complete and accurate list of all Material Contracts to which the Company is a party. Except as set forth on Schedule 4.11, (a) the Company has performed in all material respects the obligations required to be performed by it to date under its Material Contracts, and, (b) to the Knowledge of the Sellers there are no defaults by any other party thereto, and, (c) to the Knowledge of the Sellers, no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by the Company under any such Material Contract, including the consummation of the transactions contemplated by this Agreement and no permission, waiver or approval is required to be obtained from any third party in order to preserve for Buyer the benefits of the Material Contracts after the consummation of the transaction contemplated by this Agreement. Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement of the Company except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Buyer has been supplied with, or been provided access to, a true and correct copy of all written Material Contracts and true and correct written summaries of all oral Material Contracts.

4.12 Government Contracts and Government Bids.

(a) Schedule 4.12 contains a complete and accurate list of each Government Contract the period of performance of which has not yet expired or been terminated (each, a “Current Government Contract”). The Company has delivered to or provided Buyer access to complete and correct copies of each Current Government Contract. Each Current Government Contract was legally awarded to the Company. Each Current Government Contract is valid, binding and in full force and effect and enforceable against the Company in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) (i) The Company is not in material breach of or default under any Current Government Contract, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company; (ii) the Company is in compliance in all material respects with the Federal Acquisition Regulation (“FAR”), Cost Accounting Standards, Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates), the Truth in Negotiations Act, and the Anti-Kickback Act, in each case where and as applicable to each Current Government Contract or Government Bid; (iii) since January 1, 2016, each representation and certification made by the Company in connection with a Government Contract or Government Bid was current, accurate and complete in all material respects as of its effective date, and the Company has complied in all material respects with the terms of all Government Contracts; (iv) there are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of $100,000 arising under or relating to a Government Contract or Government Bid; and (v) no Current Government Contract or Government Bid is currently the subject of any bid protest before any Governmental Entity.

(c) Since January 1, 2016, (i) neither the Company nor any Seller (as defined in FAR 52.209-5) has been debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Entity, no suspension, debarment, or exclusion action has been commenced or threatened against the Company or any of its officers or employees, and there exist no circumstances that require the Company to answer any of the questions in FAR 52.209-5 in the affirmative; (ii) no Governmental Entity under a Government Contract has notified the Company of any breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Government Contract; (iii) the Company has not received any notice of termination for default, cure notice or show cause notice pertaining to any Government Contract; (iv) the Company has not received any notice of an unresolved significant weakness or deficiency with respect to the cost accounting system of the Company; (v) the Company has not received written notice from any Governmental Entity or other counterparty to a Government Contract that the counterparty to such Government Contract (A) has ceased or will cease to be a customer of the Company, (B) intends to terminate or materially modify (including by materially decreasing the rate or amount of services obtained from the Company) any Government Contract, (C) intends to change the type of contracting vehicle for the services provided pursuant to such Government Contract in a manner that may preclude the Company from continuing to provide such services or (D) seeks to convert any Government Contract that establishes an exclusive or single source purchasing arrangement or relationship between such counterparty and the Company into a non-exclusive or multi-source arrangement or relationship; and (vi) the Company has not made any voluntary or mandatory disclosures to any Governmental Entity with respect to any material misstatement, significant overpayment or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor has any violation occurred for which the Company is required to make any such disclosure to a Governmental Entity.

(d) January 1, 2016, the Company has not been the subject or target of any audit, subpoena, investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid. Since January 1, 2016, the Company has not received any written or oral notice of any pending or threatened audit, subpoena, investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid.

4.13 Insurance. The Company is currently insured by insurers unaffiliated with the Company with respect to its properties, its assets and the operation of the Business in such amounts and against such risks as are appropriate and customary for the type of business conducted by the Company with customary deductibles and retained amounts and which insurance policies are set forth on Schedule 4.13. In addition, to the Knowledge of the Sellers, the Company has maintained adequate insurance for all prior periods with respect to the Business. With respect to each insurance policy held by the Company (a) the policy is legal, valid, binding and in full force and effect; and (b) the Company is not in default under any insurance policy held by the Company. The Company is not in default under any insurance policy held by the Company. All premiums under such insurance policies which are due and payable have been paid in full and the Company has not received notice of any material increase in the premium under, or the cancellation or non-renewal of, any such policy.

4.14 Intellectual Property. Set forth on Schedule 4.14 is a list and brief description of patents, patent rights, patent applications, trademarks, trademark applications and registrations, trade dress, proprietary rights, service marks, service mark applications, trade names, social media accounts and registrations, domain names and copyrights owned by or registered in the name of the Company and used in the Business, or, except with respect to commercially available off-the-shelf software (“COTS”), of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. Except for payments made for the license of COTS, the Company is not subject to any obligation, including any license or royalty obligation, relating to any product or service of the Business that the Company now markets or has marketed in the three past years. Except as set forth on Schedule 4.14, the Company owns all rights in, or possesses adequate licenses or other rights to use, all patents, patent applications, trademarks, trademark applications and registrations, trade dress, service marks, service mark applications and registrations, proprietary rights, trade names, social media accounts and registrations, domain names, copyrights, manufacturing processes, batch tickets, designs, website content, formulae, technology, molds, trade secrets and know how necessary to conduct the Business as conducted prior to Closing (collectively, “Intellectual Property”). To the Knowledge of the Sellers, the Intellectual Property does not infringe or conflict upon the right of any third party, and to the Knowledge of the Sellers there has not been, and are, no infringing uses by third parties of the Intellectual Property owned by the Company. No Seller owns or has any interest in the Intellectual Property used by the Company in connection with the Business. No past or present employee or independent contractor (including consultants) of the Company has any ownership interest, license, permission or other right in or to any Intellectual Property, ideas, inventions, processes, works of authorship and other work products that relate to the Business, that were conceived, created, authored or developed, in whole or in part, by such employee or independent contractor.

4.15 Real Property. Real Property. The Company does not, directly or indirectly, own any real property, nor has it ever owned any real property. Schedule 4.15 sets forth the address of each parcel of real estate leased by the Company (“Leased Real Property”), a true and complete list of all leases for each such Leased Real Property, and the amount of security deposit for each such Leased Real Property. The Company has not collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein. Except as set forth on Schedule 4.15, each Contract for Leased Real Property is legal, valid, binding, enforceable and in full force and effect, and the Company’s possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed, and there are no disputes with respect to such lease. Except as set forth on Schedule 4.15, neither the Company nor any other party to the lease is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease.

4.16 Labor Matters. Labor Matters. The Company is in compliance in all material respects with all Laws with respect to employment and employment practices, terms and conditions of employment and wages and hours (including the Employee Retirement Income Security Act of 1974, as amended, and the Contract Service Act, as amended), including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates, and the Company is not engaged in any unfair labor practice and has not been threatened with a possible claim for any such practice. The Company has properly classified its employees and independent contractors. Except as set forth in Schedule 4.16, the Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 4.16, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

4.17 Tax Matters. Schedule 4.17 contains a list of states, territories, and jurisdictions (whether foreign or domestic) in which the Company files Tax Returns. The Company has filed all Tax Returns that it was required to file. All such filed Tax Returns were true, correct, and complete. Except as set forth on Schedule 4.17, all Taxes due and payable prior to Closing by the Company have been paid. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not received any notice from any Governmental Entity that it is subject to an audit or investigation that could result in the payment of additional Taxes. The Company is not a party to any Tax allocation, sharing, indemnity or similar agreement. The Company has no Liability for the Taxes of any Person, as a transferee or successor, by Contract, or otherwise.

4.18 Absence of Certain Developments. Since January 1, 2019, except with respect to cash distributions to the Sellers, the Company has conducted its business in the ordinary course of business consistent with past practice.

4.19 Related Party Transactions. Except as set forth on Schedule 4.19, the Company is not currently a party to any Related Party Transaction in connection with the Business and has not been a party to any such Related Party Transaction since January 1, 2017.

4.20 Safety Rating. Except as set forth on Schedule 4.20, the Company has an overall “Satisfactory” safety rating, and maintained Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven categories assessed by the DOT in connection therewith. To the Knowledge of the Sellers, there are no issues, deficiencies or violations which would adversely affect such safety rating or CSA Scores. Neither any Seller nor the Company has received any written or other notice of any intended, pending or proposed audit of the Business by the DOT or any other Governmental Entity having jurisdiction over the Company’s operation of the Business.

4.21 Intentionally Omitted.

4.22 Brokerage and Finder’s Fees. Neither the Company nor any Seller has incurred and neither the Company nor any Seller will incur any brokerage, finder, or similar fee in connection with the transactions contemplated by the Transaction Documents to which any of them are a party.

4.23 Vendors. The Company provided Buyer accurate and complete lists of the names and addresses of the 20 largest vendors of the Business from whom the Company has purchased either supplies or inventories for the past two fiscal years (ended December 31, 2018 and December 31, 2017).

4.24 Environmental Matters.

(a) The Company is in compliance in all material respects with all applicable Environmental Laws. The Company holds and has timely applied for renewal of all permits or other authorizations under Environmental Laws that are required for (i) the occupancy, use and operation of its properties and assets, and (ii) the operation and conduct of such Company and the Business.

(b) The Company has not received any outstanding and unresolved written or oral notices, reports, or other information regarding any actual or alleged violation of Environmental Laws by the Company, or any Liabilities or potential Liabilities, including any remedial obligations, arising under Environmental Laws and relating to the Company or its properties. There are no pending or threatened, claims, Liens, or other restrictions of any nature, resulting from any violation or failure to comply with any applicable Environmental Law, with respect to or affecting any of the properties currently occupied, used or operated by the Company. There are no present or past actions, activities, circumstances, conditions, facts, events or incidents, including without limitation, the Release or threatened Release or presence of any Hazardous Substances, which could form the basis for any litigation against the Company or that could result in the imposition of any Liability on the Company, in each case under Environmental Laws.

(c) No facts, events, or conditions relating to the past or present properties or operations of the Company will prevent, hinder, or limit the Company’s continued compliance with Environmental Laws, or give rise to any remedial obligations or material Liability of the Company pursuant to Environmental Laws. During or prior to the period of (i) the Company’s occupancy, use or operation of any property, or (ii) the Company’s participation in the management of any property, there were no Releases or threatened Releases of any Hazardous Substances in, on, under or affecting any such property, and the Company has not placed, held, located, Released, transported or disposed of any Hazardous Substances on, under, from or at any such property or any other property other than in compliance with applicable Environmental Laws. Except as set forth on Schedule 4.24(c), no above ground or underground storage tanks, asbestos-containing materials, lead-based paint, toxic mold or polychlorinated biphenyls are or have been present at any property currently or formerly leased or operated by the Company. The Company has not sent or disposed of Hazardous Substances to or at a site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), or any similar state, federal or foreign law, has been listed or proposed for listing on the “National Priorities List” or its state equivalent.

(d) The Company has delivered to Buyer correct and complete copies of all environmental studies or reports (including, but not limited to, any Phase I or Phase II reports and compliance audits), pleadings, analytical data, monitoring data, permits required under Environmental Laws, and other material records and correspondence concerning Environmental Laws relating to the occupancy, use and operation of its properties and the operation of the Business that are in the possession or reasonable control of the Sellers.

4.25 Employee Benefit Plans. Set forth on Schedule 4.25 is a complete list of all pension, profit sharing, retirement, profits units, bonus, incentive compensation and deferred compensation plans, life, health, dental, accident or disability, workers’ compensation or other employee welfare benefit plans (insured or self-insured), educational assistance, pre-tax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are currently maintained by the Company for the benefit of any of their respective employees (including former employees), or under which the Company has any current or potential Liability with respect to any employee or former employee or the dependents of any such person, including any “employee benefit plan” which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (herein collectively referred to as “Employee Benefit Plans” and individually as an “Employee Benefit Plan”). All Employee Benefit Plans comply in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the Code and all applicable Laws. The Company has complied in all material respects with the terms of all Employee Benefit Plans and related Contracts. Buyer has been supplied with or been provided access to a true and correct copy of all written Employee Benefit Plans and true and correct written summaries of all oral Employee Benefit Plans. With respect to the Employee Benefit Plans, no event has occurred and, there exists no condition or set of circumstances, in connection with which the Company could be subject to any Liability (other than for routine claims for benefits in the ordinary course) under the terms of the Employee Benefit Plans or any applicable Law. The Company does not sponsor or participate in (i) a pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multi-employer pension plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (iv) a “multiple employer plan,” as defined in Section 413 of the Code, (v) a “welfare benefits trust” or “voluntary employees beneficiary association,” as defined in Sections 419, 419A or 501(c)(9) of the Code, or (vi) a plan or arrangement providing for post-employment health or life insurance coverage, except as otherwise required by Section 4980B of the Code or similar state Laws and at the sole expense of the individual.

4.26 Accounts; Powers of Attorney. Schedule 4.26 sets forth a correct and complete list of all accounts or safe deposit boxes at any bank or other financial institution of the Company, and the names of all Persons authorized to draw thereon or have access thereto. Except as set forth on Schedule 4.26, no Person holds a power of attorney to act on behalf of the Company.

Article V- REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date hereof:

5.1 Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer is qualified to transact business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect on Buyer.

5.2 Power and Authority; Enforceability. Buyer has all requisite corporate power and authority to enter into and consummate the transactions contemplated by the Transaction Documents to which Buyer is a party. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer. The Transaction Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

5.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby: (a) violate or conflict with Buyer’s Organizational Documents; (b) materially violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to Buyer; or (c) will result in a material breach of any of the terms or conditions of, or constitute a material default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Buyer is a party or by which any of its respective properties or assets may be bound or affected. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Entity or other third party, under any Material Contract or Governmental Contract to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

5.4 Brokerage and Finder’s Fees. Buyer has not incurred and will not incur any brokerage, finder, or similar fee in connection with the transactions contemplated by the Transaction Documents to which it is a party.

5.5 Investment Intent. Buyer is acquiring the Equity Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Equity Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.6 Buyer's Investigation and Reliance. Buyer is a sophisticated purchaser and has made its own investigation, review and analysis regarding the Companies and the transactions contemplated hereby, which investigation, review and analysis were conducted by Buyer together with expert advisors that it has engaged for such purpose. Buyer and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Companies and the transactions contemplated hereby. Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Sellers or their Affiliates or Representatives with respect to the Companies, except as expressly set forth in Article IV and the Disclosure Schedules. Neither the Sellers nor any of their Affiliates or Representatives shall have any liability to Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Companies. Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Companies without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, on an “as is” and “where is” basis, except as expressly set forth in Article IV and the Disclosure Schedules. Buyer has no Knowledge or reason to believe that any of the representations or warranties made by the Sellers as of the date hereof are untrue, incomplete or inaccurate. Nothing in this Section 5.6 is intended to modify or limit any of the representations or warranties of the Sellers set forth in Article IV.

ARTICLE VI – INDEMIFICATION

6.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and the Disclosure Schedules attached hereto or in any writing delivered by any Party to any of the other Parties in connection with this Agreement will survive (a) for a period of 24 months after the Closing Date for representations and warranties except as set forth in subparts (b), (b) indefinitely for the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.16, 4.17, 4.22, 4.24 and 4.25 (collectively, the “Fundamental Representations”), (c) indefinitely for claims based on fraud or intentional misrepresentation, (d) indefinitely for all covenants and agreements that by their terms contemplate performance after the Closing Date, unless specified otherwise by their terms, or (e) the statute of limitations plus thirty (30) days for all other claims. Notwithstanding the above, so long as written notice of a claim is given on or prior to the expiration of survival period, such claim will continue to survive until such matter is resolved.

6.2 Indemnification by the Sellers. The Sellers agree to indemnify, defend and hold harmless Buyer and its Affiliates, directors, managers, officers, equityholders, members, partners, and their respective successors and assigns (the “Buyer Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of Buyer Indemnified Parties directly or indirectly, whether or not due to a third-party claim, arising out of or resulting from:

(a) a breach of any representation or warranty of Sellers made in this Agreement;

(b) a breach of any covenant or agreement of any Seller made in this Agreement;

(c) any unpaid Taxes of either Company; and

(d) any Outstanding Transaction Expenses of either Company.

6.3 Indemnification by Buyer. Buyer agrees that it will indemnify, defend, and hold harmless the Sellers and their Affiliates, partners, and their respective successors and assigns (the “Seller Indemnified Parties”), from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties directly or indirectly, whether or not due to a third-party claim, arising out of or resulting from:

(a) any breach of any representation or warranty of Buyer made in this Agreement; and

(b) a breach of any covenant or agreement of Buyer made in this Agreement.

6.4 Procedures.

(c) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is prejudiced by such failure.

(d) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, (which consent shall not be unreasonably withheld).

(e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

6.5 Limits on Indemnification.

(a) No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 6.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b) Notwithstanding anything to the contrary contained in this Agreement:

i. the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers by Buyer Indemnified Parties pursuant to Section 6.2 shall be an amount equal to 15% multiplied by the aggregate total Base Consideration paid by the Seller for the acquisition of all of the Ritter Companies (the “Cap”); provided that any Losses resulting from breaches by the Seller of any of the Fundamental Representations shall not be subject to the Cap and such Losses shall not count towards satisfaction of the Cap; provided further, that the aggregate amount of all indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 6.2 (including with respect to any Losses resulting from breaches of any Fundamental Representation) shall not exceed the Purchase Price, as adjusted pursuant to Section 1.4;

ii. the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds an amount equal to 0.75% multiplied by the aggregate total Base Consideration paid by the Seller for the acquisition of all of the Ritter Companies (the “Basket Amount”), in which case the Seller shall be liable only for the Losses in excess of the Basket Amount; provided, however, that no Losses may be claimed by any Buyer Indemnified Party or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of $25,000 (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;

iii. in determining whether any claim for indemnification under this Agreement or any of the other Ritter Company Acquisition Agreements exceeds the Cap and/or the Basket Amount, the amount of all such claims under all of the Ritter Company Acquisition Agreements shall be aggregated;

iv. any payment for Losses claimed by any Buyer Indemnified Party shall be paid by the Sellers as follows (x) 70% of such Losses shall be paid in cash and (y) 30% of such Losses shall be paid by the surrender of Buyer common stock (valued at no less than the value assigned to such common stock under any of the Ritter Company Acquisition Agreements); provided that the Sellers may elect, at their sole option, to pay such Losses in cash only;

v. the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected on the Financial Statements or the notes thereto;

vi. the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyer received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 1.4;

vii. no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; and

viii. in the event Buyer proceeds with the Closing notwithstanding actual knowledge by the Buyer or any Affiliate of Buyer at or prior to the Closing of any breach by the Seller of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against the Seller or any of its Affiliates or Representatives with respect to such breach, under this Article VI or otherwise.

(c) For all purposes of this Article VI, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including, without limitation, the net present value of any Tax benefit arising in subsequent taxable years).

(d) Buyer and the Sellers shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, liability or Loss. In the event that Buyer or the Sellers shall fail to make such reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim, liability or Loss that could reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, Buyer and the Sellers shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

6.6 Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 8.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a "Potential Contributor") based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will, at the Seller's direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Seller or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (iii) the balance, if any, to the Buyer Indemnified Party.

6.7 Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, in the absence of fraud by the Sellers (to the extent determined by a final judgment by a court of competent jurisdiction), Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any rights and claims any Buyer Indemnified Party may have against the Sellers, whether in law or equity, relating to the Companies and/or the transactions contemplated hereby. The rights and claims waived by Buyer, on behalf of itself and the other Buyer Indemnified Parties, include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, subject to the foregoing, this Article VI will provide the exclusive remedy against the Sellers for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.

6.8 Tax Treatment of Indemnity Payments. All payments made pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Laws.

6.9 Offset. Buyer will have the right to set off the indemnification obligations of the Sellers pursuant to this Article VI against any other payments, if any, due to the Sellers, whether under this Agreement or any other agreement among the Parties. No set off shall be permitted unless either (a) the Sellers have agreed in writing that it is liable for the relevant Losses or (b) if disputed, there has been a final, non-appealable award granting the relevant Buyer Indemnified Party such Losses.

ARTICLE VII - MISCELLANEOUS PROVISIONS

7.1 Expenses. The Parties will each bear their own costs and expenses relating to the negotiation and the implementation of the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives, whether or not such transactions are consummated.

7.2 Amendment and Modification; Waivers; Third-Party Beneficiary. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and the Sellers. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than: (i) the Released Parties, who are intended third-party beneficiaries of the provisions set forth in Section 3.7, and (ii) the Buyer Indemnified Parties and Seller Indemnified Parties, who are intended third-party beneficiaries of the provisions set forth in Article VI. Any waiver or consent will be effective only in the specific instance and for the specific purpose for which it is given.

7.3 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified mail, return receipt requested. All notices hereunder must be delivered to the following addresses:

If to Sellers:

Matthew L. Ritter

10313 Princeton Circle

Ellicott City, MD 21042

and

Michael J. Ritter

908 Glouster Circle

Hampstead, MD 21074

With copies to the following, which will not constitute notice:

Offit Kurman P.A.

4800 Montgomery Lane

9th Floor

Bethesda, MD 20814

Attn: Michael Mercurio; Brent Salmons

If to Buyer or Parent:

EVO Transportation & Energy Services, Inc.

Attn: John Yeros, CEO

8285 West Lake Pleasant Parkway

Peoria, AZ 85382

With copies to the following, which will not constitute notice:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

Attn: Frank B. Bennett; Patrick Seul

7.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (i) Buyer may assign in whole or in part its rights pursuant to this Agreement to one or more of their Affiliates, (ii) Buyer may assign this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Buyer, or in connection with a sale of substantially all of the equity or assets of Buyer or other disposition of substantially all of the Business provided the assignment will not relieve Buyer of its obligations pursuant to this Agreement, and (iii) Buyer may assign any or all of its rights pursuant to this Agreement or the Transaction Documents, including its rights to indemnification, to any of its lender(s) as collateral security.

7.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive Laws of the State of Delaware (without regard to the Laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States located in Delaware, for the purposes of any such action or other proceeding arising out of this Agreement or any transaction contemplated hereby. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. The Buyer and the Sellers specifically represent and warrant that they were represented by legal counsel and obtained legal advice regarding this Section 7.5 and other provisions of this Agreement.

7.6 Counterparts. is Agreement may be executed simultaneously with original, facsimile, or .pdf signatures in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.7 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

7.8 Entire Agreement. This Agreement and the exhibits and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement.

7.9 Severability. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision will become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

7.10 Cumulative Remedies; Specific Performance. All rights and remedies of a Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Each Pary will expressly be entitled to specific performance as a remedy.

7.11 Publicity. No Party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless (a) agreed to by the other Parties hereto, or (b) required by Law or court order and any such release or statement will be subject to prior review by the other Parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Interest Purchase Agreement to be duly executed as of the day and year first above written.

SELLERS:	BUYER:

EVO HOLDING COMPANY, LLC

	By:	/s/ Damon Cuzick
/s/ Michael Ritter	Name:	Damon Cuzick
Michael Ritter	Its:	President

/s/ Matthew Ritter
Matthew Ritter

PARENT:

EVO TRANSPORTATION & ENERGY SERVICES, INC.

By:	/s/ John Yeros
Name:	John Yeros
Its:	Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

EXHIBIT A

Sellers

Seller	Equity Interests
Matthew Ritter	50% membership interest of Johmar Leasing Company, LLC
Michael Ritter	50% membership interest of Johmar Leasing Company, LLC

EXHIBIT B

DEFINITIONS

As used in this Agreement, the following terms will have the meanings indicated below.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “Control” or “Controlling” or “Controlled by” will mean, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than Saturday or Sunday on which banks are open for business in Phoenix, Arizona.

“Closing Date Net Working Capital” means, as of the Effective Time, the Current Assets minus the Current Liabilities, calculated in accordance with the Accounting Principles,

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all oral or written contracts, agreements, instruments and other documents to which a Person is a party or by which it or its assets is or are bound.

“Current Assets” means the current assets of the Ritter Companies, calculated in accordance with the Accounting Principles, and on a consolidated basis.

“Current Liabilities” means the current liabilities of the Ritter Companies, calculated in accordance with the Accounting Principles, and on a consolidated basis.

“DOT” means the United States Department of Transportation.

“Environmental Law” means all Laws: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations, any state analogs or any similar laws in foreign jurisdictions): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Government Bid” means any outstanding bid, offer or proposal which, if accepted or successful, would result in a Current Government Contract.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, teaming agreement, letter contract, joint venture or other similar written arrangement between the Company, on the one hand, and (i) any Governmental Entity or (ii) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor, on the other hand. A purchase order, a task order or a delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any court, administrative agency or commission, self-regulatory organization or other foreign, domestic, or quasi-governmental authority or instrumentality.

“Hazardous Substances” means all hazardous substances, as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), solid waste, hazardous waste and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, regulated, classified or identified under any Environmental Law, including without limitation petroleum, petroleum products, friable asbestos, molds, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (d) all capital lease liabilities of such Person determined in accordance with GAAP; (e) all guarantees of such Person in connection with any of the foregoing; (f) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (g) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; and (h) all obligations or indebtedness of the Company owed to any Seller.

“Insider” means (a) any officer, director, or owner of the Company; (b) any individual related by blood, marriage or adoption to any individual listed in clause (a) hereof; or (c) any Person in which any individual listed in clauses (a) or (b) hereof has a beneficial interest.

“Knowledge” means the actual knowledge of such Person after reasonable inquiry, and “Knowledge” as it is applied to the Company, means the actual knowledge of Matthew Ritter and Michael Ritter, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, deed of trust, assignment, lien, charge, encumbrance, judgment, pledge or security interest of any kind or nature whatsoever or any claim of right of any third-party, or the interest of a vendor or lessor under any conditional sale Contract, capital lease or other title retention Contract.

“Losses” means any and all losses, Liabilities, damages, fees, direct and indirect damages (excluding consequential and incidental damages, lost profits, and punitive damages unless owed to a third party), and costs and expenses (including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals).

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of the Business.

“Material Contract” means:

(i) each Contract of the Company involving aggregate consideration in excess of $250,000;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) [intentionally omitted];

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) that are not terminable by the Company on 60 days’ notice or less;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness;

(viii) all Government Contracts;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and any Seller or any Affiliate of a Seller on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to subparts (i) – (xii).

“Ordinary Course of Business” means the ordinary course of the Business, consistent with past practice, including with regard to nature, frequency, and magnitude.

“Organizational Documents” means the articles or certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Outstanding Transaction Expenses” means fees and expenses incurred by the Companies or the Sellers on or prior to the Closing relating to the negotiation, execution and delivery of this Agreement and the other Transaction Documents.

“Permitted Liens” means (a) liens for current Taxes, assessments or other claims by a Governmental Entity not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Business; and (c) such other imperfections in title, charges, restrictions, or Liens that do not, individually or in the aggregate, materially detract from or diminish the value of or materially interfere with the present ownership, use and operation of such asset as used in the Business.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Entity, or other legally recognized entity.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Related Party Transaction” means any Contract, arrangement, or understanding under which a Company or its Insiders (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or its Affiliates; (b) owns any direct or indirect interest of any kind in, or is a director, officer, member, employee, partner, equity owner, consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of a Company, or (ii) participates in any transaction to which a Company is a party; or (c) is or has been a party to any Contract, arrangement, understanding or transaction with a Company.

“Release” or “Released” will have the meaning specified in 42 U.S.C. § 9601.

“Ritter Companies” means the Company (i.e. Johmar Leasing Company, LLC), Ritter Transport, Inc.), and John W. Ritter, Inc.

“Ritter Company Acquisition Agreements” means, collectively, this Agreement and the other agreements entered into between the Parties on the same date hereof pursuant to which the Buyer is acquiring from the Sellers the other Ritter Companies.

“Tax Return” means all returns, declarations, reports, statements, computations and other documents required to be filed with any Governmental Entity in respect of Taxes.

“Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, membership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

EXHIBIT C-1

RESTATED LEASE

[See attached.]

EXHIBIT C-2

RESTATED LEASE

[See attached.]

EXHIBIT C-3

RESTATED LEASE

[See attached.]

EXHIBIT D

Form of Employment Agreement

[See attached.]